Exhibit 99.(c)(4)

Exhibit “A”

February 18, 2005
DRAFT

Mercury Air Group, Inc.

STEPS TO BE TAKEN BY SPECIAL COMMITTEE of Mike Janowiak (Chair) and Angelo Pusateri, Independent Directors of Mercury Air Group, Inc. (“Mercury”), in considering and voting on a reverse/forward stock split in connection with Mercury delisting its common stock from the American Stock Exchange (“AMEX”) and deregistering its common stock under the Securities Exchange Act of 1934 (“Exchange Act”), including the following:

*1.	Establish scope and responsibilities of Special Committee (i.e., should Mercury delist and deregister its common stock by implementing a reverse/forward stock split)

*2.	Confirm independence of Special Committee members and discuss business judgment rule (duties of loyalty and due care)

3.	Obtain and review management’s summary of proposed transaction that will reduce the stockholders of record of Mercury’s common stock to less than 300

*4.	Confirm engagement of Bingham McCutchen as Special Committee’s independent counsel

*5.	Confirm engagement and negotiate terms of engagement of Imperial Capital as independent financial adviser to Special Committee to perform (i) study of trading volume and price fluctuations for companies trading on Pink Sheets vs. trading on major stock exchanges for NASDAQ and (ii) render opinion that the proposed transaction is fair to unaffiliated stockholders who will be cashed out in the proposed transaction and fair to unaffiliated stockholders who will remain stockholders after the proposed transaction

6.	Review trading volume and price fluctuation on AMEX for Mercury common stock and consider the likely trading range for the post reverse/forward split shares on the Pink Sheets and determine whether this is an acceptable trading range

7.	Review press releases and other desired data on companies who recently have delisted and/or deregistered and the stated reasons therefore

8.	Enumerate and determine relative importance of advantages and disadvantages of delisting/deregistering

9.	Have management and outside consultants quantify in a written report anticipated cost savings resulting from delisting/deregistration

10.	Have management verify that current or proposed outside firm will not require Sarbanes-Oxley standards (e.g., Section 404) as “best practice” in order to render clean opinion on audited financial statements

11.	Ask management to submit for Special Committee consideration its proposed plan for corporate governance (e.g., majority of independent directors, independent director approval of related party transactions, continuance of compensation committee and audit committee, etc.) and communications with stockholders (quarterly financial reports, audited financial statements, etc.) after delisting/deregistration

12.	Receive confirmation from management that any necessary approvals or modifications under the Credit Agreement with Bank of America or any other contracts with third parties have been obtained, including requirements to issue financial reports in accordance with the Exchange Act or to file reports with the SEC

13.	Receive confirmation from management that no registration rights exist and ask management to set forth the manner in which outstanding stock options, warrants and convertible preferred stock will be adjusted and shares issued thereunder if exercised or converted

14.	Negotiate with Mercury the price to be paid for fractional shares and verify that proposed transaction, if implemented, would result in fewer than 300 stockholders of record for Mercury’s common stock

15.	Consider any increase in the percentage ownership of Mercury by the significant owners of Mercury’s common stock resulting from the proposed transaction (e.g., Messrs. Czyzyk and Kopko)

16.	Consider the amount and source of funding for payment of fractional shares

17.	Have management confirm that employment agreements will not be affected by the proposed transaction or, if affected, set forth how affected

18.	Discuss with Imperial Capital whether there are more attractive alternatives than the proposed transaction

19.	Confirmation from management that a market maker will gather, review and retain certain information about Mercury and file a Form 211 with the NASD OTC Compliance Unit in accordance with SEC Rules 15c2-11 so as to initiate a quotation on the Pink Sheets

20.	After thorough, deliberate and careful consideration of the foregoing and any other material information, the Special Committee should determine whether to recommend the proposed transaction to Mercury’s full Board of Directors as being in the best interests of Mercury and its stockholders

*completed at meeting of Special Committee on 2/16/05

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